China Unicom Shanghai Branch Position Business Cooperation Contract

Party A: China Unicom Co. Ltd. Shanghai Branch

Party B: Navitone Technologies China, Inc.

Based on the principle of equality, mutual benefit and mutual development, Party A and Party B reach the following agreed intention in cooperating to develop the position business.

Article One Cooperation Contents:

1	Party A and Party B cooperate to develop the position business, the title of which shall be discussed by both Parties, and finally decided by Party A as the owner of the business title.
2

Party A, as the provider of location coordinate information, provides charged location coordinate information for Party B; Party B utilizes the location coordinate information of Party A to offer Party A’s mobile users the relevant value added application service.

3	Party A avails itself of the business supportive system and offers the charge collection service for Party B.
4	Party A provides its 10010 customer service system as the call centre for inquiry and complaint.

Article Two Duties of Party A:

1	Party A shall provide standard of position interface for Party B and cooperate with Party B to do preparation for testing.
2

Party A is entitled to require Party B to ensure the validity of sending messages. During business operation, in case Party B or its users are found releasing the illegal information to users, Party A has the right to request Party B to immediately take appropriate actions or correct the information as Party A requests.

3	Party A is entitled to request Party B to real-timely offer relevant information of users who apply for the business.
4

Party A shall make every effort to ensure that the provided position platform system operates normally and is under daily maintenance. Should Party A prevent Party B from developing business due to technological reasons, Party A shall notify Party B in written forms one week in advance.

5	Party A shall put forward opinions about the ultimate test and feedback to Party B in two weeks after testing Party B’s positioning interface protocol.
6

Party A provides its 10010 customer service system as the call centre for the service. Party A shall take responsible for the users’ inquiry and complaint about the network communications problems. Party A is entitled to transmit users’ inquiry and complaint about non-network communications problems to Party B, and also has the right to supervise and urge Party B to properly resolve the customers’ complaints. Party A shall immediately hand over the received complaint information to Party B, and Party B shall solve the problem properly within 24 hours.

7

If Party B violates such regulations as Internet Information Service Management Method, China Unicom Wireless Data Business Provisional Measures, China Unicom Shanghai Branch ISP Management Norms, Party A may suspend, stop, deduct, and even dissolve the partnership with Party B.

Article Three Duties of Party B:

1

Party B must possess a business license for telecommunication and information services and ensure that the license is effective within the validity period of the contract. Party B shall also provide such information associated with the normal operation as business licenses, information sources and permission for opening a bank account, and guarantee that the fee charged for the information services accords with the relevant regulations of the State commodity price department.

2	Party B shall comply with Internet Information Service Management Method, China Unicom Wireless Data Business Provisional Measures as well as other laws, administrative rules and regulations.
3

Party B shall only be allowed to provide users’ location information for the authorized third party, and shall be forbidden to disclose users’ location information and positioning coordinates (x, y) in any forms or by any means to unauthorized individuals or companies, otherwise Party B shall be responsible for the assumed resulting legal liability, economic liability of compensation.

4	Party B shall establish users’ records and make the preservation for historical data of at least six months for business development and customers’ usage.
5

If providing additional information except for the position information, Party B shall ensure that the contents of the provided information are of accuracy, safety and legitimacy. It is strictly prohibited to release or disseminate any information that violates the state laws and regulations and goes against the interests of the state, the public and China Unicom. Party B is responsible for the solutions of all the disputes arising from validity of the content. Party B promises and ensures that the provided content or information shall never infringe any third party’s intellectual property or other civil rights, and Party B shall further guarantee to take responsibility and make compensation for Party A for all litigation, claims, administrative penalties, losses and damages arising from the violation of these above commitments and guarantees.

6

Party B is allowed to add new business related to the cooperation under this contract only under Party A’s agreement within the validity period of this contract, otherwise Party B shall never do operational test or provide business for users. Party B shall timely submit Party A the business information that Party B needs to deal with and ensure that Party A’s business database will be updated in real time. See Appendix III for the business operations provided by Party B. Party B shall be held responsible for the consequences of its developing business without agreement from Party A.

7	Party B shall provide such data reports as user development, user classification and business usage upon the requirements of Party A within the validity of the contract.
8	Party B shall warrant that users are fully aware of the price, content and forms of the services before they receive the services provided.
9	On the principle of willingness of users, Party B shall receive approval from users before offering the service in quality, quantity and timely.
10

Party B is obligated to cope with users’ inquiry and complaints arising from non-network communications problems, and establish the effective and expedite channels to provide guidance for Party A’s customer service center. Party B as the final solution provider shall have the ultimate responsibility of properly handling users’

complaints, to which both parties fail to give a reasonable explanation.

11	Party B has the obligation to cooperate with the authorized department of the state or Party A to trace the location information sources provided by or through Party B.
12

Where Party B fails to comply with the relevant management method, Party A is entitled to take corresponding rectification measures. Party A may close the channels with Party B and even stop the business cooperation, if Party B fails to take any rectification measures or those measures fail to meet the request of Party A or relevant laws and regulations after Party A puts forward the rectification requirement. All the consequences including economic liabilities and legal liabilities caused therefore shall be fully borne by Party B.

13

Party B is responsible for dealing with various problems and inquiries of the non-network communications problems and complaints from users and shall properly settle customer complaints. Party B shall be liable for all the consequences due to those issues.

14

Party B shall comply with the China Unicom Shanghai Branch ISP Management Norms, and related matters or the responsibility of default that this contract fails to interpret shall refer to specific provisions of the norms.

Article Four Maintenance Duties for Both Parties:

1	The maintenance duties for both Party A and Party B are divided by the instrument connection. Both Parties shall do their duties for developing business smoothly.
2	For detailed maintenance duties of both parties, see Appendix I:
China Unicom Tracking Business Contract	Maintenance Duties for Both Parties

Article Five Billing and Settlement:

1	Party A charges SMS telecommunication and communication fees when customers or Party B activates and uses the SMS function.
2	Party A charges the CDMA 1X streaming fee when customers or Party B activates and uses the positioning function.
3

Party A provides the fee collection service for Party B and meanwhile gains 40% of the receivable function fee. Party A shall deduct Party B’s arrearage of the month from Party B’s 60% receivable function fee when Party A offers the settlement. The formula is : Party B’s income = (function fee of the month –arrearage of the month) × 60% – inappropriate charge.

4	Party B shall provide the equivalent amount of invoices.

Article Six Confidentiality

1

Party A and Party B shall both have the responsibility to keep all users’ information acquired through the business confidential and the confidential period is not restricted to the term of this contract.

2

Party A and Party B shall have the obligation of maintaining the confidentiality of the detailed specific contents of the cooperation and this contract. Without the prior written consent of one party, the other party shall not disclose the specific content or the relevant content of bilateral cooperation agreements to any third party.

3	Within the validity period and two years after termination of the contract, any party shall not disclose or leak out or provide to any third party, its commercial secrets

(including financial secrets), technical secrets, know-how and (or) other confidential information and materials (whether in written or oral or other forms).

4

Within the contract period and two years after termination of the contract, both parties shall assume obligation of confidentiality for commercial secrets (including financial secrets), technical secrets, know-how and (or) other confidential information and materials (whether in written or oral or other forms) created by both parties according to the contract, without the consent of the other party, neither party shall be allowed to disclose, leak out or provide those to any third party.

5	The obligation of confidentiality described in the preceding article shall not apply to any of the following conditions:

                    1) Recipients have known those information before receiving confidential information;

                 2) The confidential information is already known by the public, or it is not the result of the recipient’s fault;

                 3) Recipients obtain confidential information from the third party; and if with no obligations of information confidentiality, the third party has the right to provide such information for recipients;

                    4) Confidential information of recipients’ own development;

                 5) The confidential information is agreed by the other party to disclose to or provide for the third party in written paper.

6	Disclosure, leakage or provision shall only be allowed in the following circumstances:

                1) Information that is required by the government competent authorities to constitute documents according to the laws and regulations;

                2) Information that is necessary to seek for orders or perform contracts for purchase and services;

                3) Relevant information that, with no violation of confidentiality, is disclosed to the public through other channels;

                4) Appropriate information that is provided for consultants with obligation of confidentiality.

7

Either party may disclose or provide the confidential information to the employees or carriers on duty, however, shall immediately impose the similar confidential obligations as above on the employees or carriers.

8

In accordance with the Listing Rules or standard practice for listed companies, any party as a publicly listed company or being a publicly listed company, may provide appropriate disclosure or confidential information within the appropriate range required by the Listing Rules or standard practice.

9

Under the conditions mentioned above, this contract and its appendixes are the business confidential information which both parties shall assume the obligation of maintaining the confidentiality. Any party (including their employees) shall not be allowed to provide, leak or hand out this contract or its appendixes, all or part of the text or the content to any other parties.

10	Any violation of this provision constitutes a breach of conduct.

Article Seven Liability for Breach of the Contract

1	If either of the two parties violates the stipulation herein, and lead to the failure of the performance of the contract, the other party has the right to terminate this contract.

2	Either party, if violates the contract and results in the other party’s economic losses, shall make the compensation for the other party.
3

Should one party violate this contract and fail to correct the breach of contract within seven days after receiving the abiding party’s notification of breach of contract, the abiding party shall have the right to give a written notice to the breaching party and immediately terminate the contract.

Article Eight Dispute Solution and Relevant Laws

1

Both Parties reach an agreement, that make their endeavor to discuss and solve all the disputes, differences and conflicts arising from or in connection with the contract, including but not limited to dissensions related to the contract’s validity or continuity or disputes about the validity of arbitration articles. If those stated disputes, differences or conflicts fail to be solved within 45days since occurrences, Party A and Party B agree to turn to Party A’s local court for litigation.

2	The formation of this contract, performance, interpretation and settlement of disputes shall be governed by laws of the People’s Republic of China.

Article Nine Others

1

This contract shall take effect once signed and stamped by an authorized representative of each Party with one year’s period of validity. Other unexpressed articles shall be friendly negotiated by both Parties and complemented in written forms. Party B admits that this contract holds no exclusion for Party A, i.e., Party A shall have the right to sign the same or similar contract with any other third party.

2

If any article of this contract is for any reason partly or completely in no valid or with no executive ability, or violation of any suitable laws, this article shall be considered as deleted. But other rest articles in this contract shall remain valid and of sanction.

3	This contract is in duplicate. Each Party holds one copy with the same force and effect.

Party A: China Unicom Co. Ltd. Shanghai Branch Party B: Navitone Technologies China, Inc.

Authorized representative:	Authorized representative:

Date:	Date: